Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Xcel Energy Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $2.50 par value per share	Rule 457(r)	21,068,701 shares (1)	$65.50	$1,379,999,915.50	0.00015310	$211,278

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,379,999,915.50		$211,278

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$211,278
The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering. The maximum aggregate offering price of that offering is $1,379,999,915.50.

(1)	Includes 2,748,091 shares of common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares.